EXHIBIT 99.2

American Eagle Outfitters, Inc.
August 2005
Recorded Sales Commentary Transcript dated August 31, 2005

Welcome to the American Eagle Outfitters August 2005 Sales Commentary. This is Judy Meehan, Director of Investor Relations. During this call, I will make certain forward-looking statements, based upon information, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the month ended August 27, 2005, increased 18.7% to a record $236.9 million, compared to $199.6 million for the month ended August 28, 2004. August same store sales increased 11.8%, which compares to a 26.6% comp increase last August.

We are very pleased with our August sales performance, particularly after the strength we experienced last August. Our customers responded favorably to our back-to-school assortment, with comps in both our men's and women's divisions rising in the low double-digits. We experienced continued strength in key items, including denim, fall knit tops, shorts and women's hoodies.

Store traffic and transactions increased during August, demonstrating positive brand momentum. The number of transactions per store rose in the high single-digits and units sold per store increased in the mid single-digits. Our average unit retail price increased in the high single-digits, reflecting favorable product mix.

Comps by week were as follows:

Week one increased in the low double-digits, compared to a high-twenty increase last year;

Week two increased in the high single-digits, compared to an increase in the low-twenties;

Comps in week three were in the positive low double-digits, compared to a comp increase in the high-twenties; and

Week four rose in the mid-teens, compared to a high-twenty increase last year.

August comps by geographic region were as follows:

The Southeast and Mid-Atlantic regions increased in the high-teens;

The Southwest was up in the mid-teens;

Comps in the Northeast and Canada increased in the low double-digits;

The West rose in the high single-digits; and

The Mid-West increased in the mid single-digits.

Over the Labor Day weekend, our Fall One floor-set will arrive in stores, providing newness to our assortment and updated seasonal merchandise.

At this time, we are reiterating our third quarter earnings guidance of $0.45 to $0.46 per share, compared to $0.39 per share from continuing operations last year.

Thank you for your continued interest in American Eagle Outfitters.